SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 4
                                 on FORM 8-A to
                      Registration Statement on Form 10-SB

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                                          SECURITIES EXCHANGE ACT OF 1934


                        GOLDEN EAGLE INTERNATIONAL, INC.
                        --------------------------------
           (Name of small business issuer as specified in its charter)


Colorado                         0-23726                         84-1116515
--------                     ---------------                     ----------
State of                     Commission File                    IRS Employer
Incorporation                    Number                       Identification No.


                   12401 South 450 East, Building D2, Suite A,
                           Salt Lake City, Utah 80402
                   -------------------------------------------
                     Address of principal executive offices

                                  801-619-9320
                                  ------------
                           Telephone number, including
                                    Area code

Securities to be registered pursuant to Section 12(b) of the Act:           NONE
   Title of each class to be so registered:                       not applicable
   Name of each exchange on which each class is to be registered: not applicable

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [XX]

Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                          $.0001 par value Common Stock
                          -----------------------------
                                (Title of class)

Item 1.           Description of Registrant's Securities to be Registered.
                  --------------------------------------------------------

     The aggregate number of shares of capital stock that Golden Eagle International is authorized to issue is Eight Hundred and Ten Million (810,000,000) shares, which consist of:

     - Eight Hundred Million (800,000,000) shares of Common Stock, all of one class and all with a par value of $.0001; and

     - Ten Million (10,000,000) shares of Preferred Stock, all with a par value of $.01 per share

     150,181,280 shares of Common Stock are outstanding as of May 15, 2000. No shares of Preferred Stock are outstanding. The Preferred Stock is not registered under the Securities Exchange Act of 1934. The Common Stock was originally registered under the Securities Exchange Act of 1934 in June 1994 when its registration statement on Form 10-SB became effective. This Form 8-A registration statement amends the previous Form 10-SB registration statement.

     Common Stock All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters voted upon by the shareholders. The shares of Common Stock have no preemptive rights, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.

     In the event of liquidation of Golden Eagle International, each shareholder is entitled to receive a proportionate share of Golden Eagle International's assets available for distribution to shareholders after payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the Preferred Stock. All shares of Golden Eagle International's Common Stock issued and outstanding are fully-paid and nonassessable.

     Holders of the Common Stock are entitled to share pro-rata in dividends and distributions with respect to the Common Stock, as and if declared by the Board of Directors out of funds legally available, therefor, after requirements with respect to preferential dividends, and other matters relating to the Preferred Stock, if any, have been met.

     Golden Eagle International has not paid any dividends on its Common Stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future divided policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Golden Eagle International.

     Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or mores series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established the Board of Directors, except that no holder of Preferred Stock shall have preemptive rights. No shares of any series of Preferred stock are currently outstanding.

Item 2.   Exhibits
          --------

         List below all exhibits filed as a part of the registration statement.


3.1             Restated Articles of Incorporation
3.2             Amended Bylaws



                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


June 8, 2000                                Golden Eagle International, Inc.


                                            By: /s/ Terry C. Turner
                                                --------------------------------
                                                Terry C. Turner, President